Exhibit 10.43

GENERAL CONDITIONS GOVERNING THE WORKS TO BE CARRIED OUT BY JOHN COCKERILL RENEWABLE S.A. AND ITS SUBSIDIARIES (2021 Edition)

1.	PREAMBLE

The present General Conditions exclusively apply to all contracts entrusted to John Cockerill Renewable S.A. and all its affiliated companies (“JOHN COCKERILL”) and Vast Solar Pty. Ltd. ABN 37 136 258 (“Client”) (“the Contract”), subject to specific exemption conditions that could possibly apply to the terms. This Contract is entered into on 7 June 2023.

2.	PURPOSE

The purpose of these General Conditions is to state the terms and conditions under which the Client engages JOHN COCKERILL for the performance by JOHN COCKERILL’s scope as set forth in the specific conditions, used or otherwise incorporated into the project defined in the specific conditions.

The parties are in negotiation for the purpose of executing a contract for the supply by JOHN COCKERILL of a molten salt steam generator (MSSG) for the Client’s VS1 Project (“Purchase Agreement”) in accordance with the collaboration agreement entered into between Cockerill Maintenance et Ingénierie S.A., VTA BE 0422 362 447 and the Client dated 21 September 2021. The parties will use their respective and joint endeavours to negotiate and agree the Purchase Agreement by no later than 31 December 2023.

3.	EFFECTIVENESS

The Contract shall become effective upon the fulfilment of all of the following:

a)	signing of the Contract by both parties;

b)	receipt by JOHN COCKERILL’s bank of the down payment made by the Client; and

c)	other if stated in the specific conditions such as the agreement of a public or private authority which must authorize the start of work, or the issue of a letter of credit or other security of payment stated in the Contract.

4.	DESCRIPTIVE DRAWINGS AND DOCUMENTS

The Client undertakes to provide JOHN COCKERILL all necessary data, documentation, approvals, certificates materials, equipment and components on time and in full, as required in the specific conditions and any other information considered useful and relevant

The drawings and documents to be delivered by the Client must be handed over to JOHN COCKERILL according to the schedule mentioned in the Contract or, if none, at the same time as the signature of the Contract by the Client. Any delay in the handing over of these drawings and documents constitutes an omission by the Client and extends the delivery time unless JOHN COCKERILL is specifically and explicitly responsible for the verification of some documents or parts of documents clearly identified as such in an appendix to the Contract.

JOHN COCKERILL cannot be held liable for any fault, error or missing information appearing in the drawings or documents handed over to JOHN COKERILL by the Client or on his behalf.

Such data, drawings, information and documentation shall not be subject to third party intellectual property rights which might render the receipt and use thereof for the implementation of the contract unlawful and/or cause claims by such third party.

5.	PRICE AND PAYMENTS

“Change of Law” means any change of any law, regulation, rule, applicable legal standard or individual decision of an authority which would increase the time, or the price needed to execute the contractual obligations of JOHN COKERILL.

The Contract price shall be based on the law applicable at the date of the signature by JOHN COCKERILL and shall be paid by the Client to JOHN COCKERILL in accordance with the specific conditions signed by JOHN COCKERILL and the Client.

Such Contract price shall remain fixed and firm, save in case of a variation agreed and signed by both parties, or in case of a Change of Law.

The payments terms, percentages and instalments specified in the specific conditions must guarantee to JOHN COCKERILL secured progress payment covering incurred and committed expenses during the course of the complete project

Except for an exemption cause, in case of delay in the payment of more than fifteen (15) days of the amounts due to JOHN COCKERILL, JOHN COCKERILL shall be entitled, to suspend the execution of the work as stated in the paragraph 18 (Suspension).

6.	CHANGE ORDER

Any variation from the initial JOHN COCKERILL scope of work requested by the Client shall entitle JOHN COCKERILL to an adjustment of price, schedule and performance.

Once mutually agreed by JOHN COCKERILL and the Client, such variation must be subject to a contractual change order to become effective.

7.	TAXES

The prices mentioned in the Contract exclude any existing and future taxes, levies, duties payable in the Client’s country in connection with the Contract, which, if any, shall be borne by the Client and either paid directly to the competent authorities or reimbursed immediately to JOHN COCKERILL.

8.	INDIRECT DAMAGES

Other than in respect of a parties gross negligence or wilful misconduct, neither party will be liable to the other party for any compensation of loss of production, loss of profit, loss of use or opportunity of contracting or of any other indirect or consequential damage in connection with or resulting from the scope of the Contract.

9.	LIMIT OF LIABILITY

Other than in respect of the JOHN COCKERILL’s gross negligence or wilful misconduct, the overall liability of JOHN COCKERILL under or in connection with this Contract shall in the aggregate be limited to one hundred per cent (100%) of the Contract price.

10.	INTELLECTUAL PROPERTY

“Client Existing Material” means all and any Intellectual Property Rights owned or licensed to the Client at the date of this Contract which was generated or licensed before or otherwise independent of this Contract, together with all technical know-how and information (including, but not limited to, any research methodology, research process, research protocol or research tool) known to the Client as at the date of this Contract, which is of a confidential nature and/or not in the public domain and over which Client has no claim.

“Existing Material” means Client Existing Material or JC Existing Material.

“Improvements” means any improvement, advancement, modification or adaptation of the Intellectual Property Rights created or generated pursuant to this Contract.

“Intellectual Property Rights” means all rights in and to all technology, techniques (both patented and non-patented), know-how, confidential information, patents, copyright, designs, trade names, inventions, discoveries and all other rights as defined by Article 2 of the Convention of July 1967 establishing the World Intellectual Property Organisation, including all applications for any of such rights as may exist anywhere in the world, as may relate to, or arise from, a proposal for the supply by JOHN COCKERILL of products and/or services to the Client for use in relation to a particular project.

“JC Existing Material” means all and any Intellectual Property Rights owned or licensed to JOHN COCKERILL as at the date of this Contract which was generated or licensed before or otherwise independent of this Contract, along with all technical know-how and information (including, but not limited to, any research methodology, research process, research protocol or research tool) known to JOHN COCKERILL as at the date of this Contract, which is of a confidential nature and/or not in the public domain and over which has no claim.

“New Materials” means all results, outcomes, conclusions, products, systems, inventions, know-how, experimental methods, processes, data, notes, operating philosophies and procedures, designs, drawings, construction techniques, records, memoranda and other writings, calculations, formula, computer programs, graphics, data in whatever form or format (including all supporting data) and other Intellectual Property Rights developed during and as a result of the works under this Contract (including any manuscripts) and all enhancements, developments or modifications made by the Client (or any of its affiliates, employees or contractors) or by JOHN COCKERILL (or the JOHN COCKERILL’s personnel or any of the JOHN COCKERILL’s employees or sub-contractors) to these things which are not Existing Material.

1.	Each party hereby agrees that it has, and will have, no licence or other right to use the other party’s Intellectual Property, except as set out in this Contract

2.	Each Party agrees and acknowledges that:

a)	the Client is and remains the owner of the Client Existing Material and any Improvements thereof

b)	JOHN COCKERILL is and remains the owner of the JC Existing Material and any Improvements thereof;

c)	no party shall have any claim over another’s Existing Material and have no licence to use it, except as necessary to give full effect to the terms of this Contract;

d)	any Improvements made by either Party to the other Party’s Existing Material during the course of this Contract shall vest absolutely and automatically on creation in the Party which owns the relevant Existing Material;

e)	Unless otherwise agreed in writing by the Parties, any New Materials, will remain the exclusive property of JOHN COCKERILL except where the Client could demonstrate a substantial contribution to the development of any New Materials relating to the works under this Contract (as the case may be) (Contributory New Materials), in which case the Contributory New Materials will be the exclusive property of the Client or proportionately owned in accordance with the contribution of each Party.

3.	f) JOHN COCKERILL grants to the Client a non-exclusive, worldwide, perpetual, royalty-free and transferable with the transfer of ownership of the Project to a new owner, the former owner losing the licence to use JC Existing Material (including any Improvements) to the extent the Client needs, to use it for the works in this Contract. JOHN COCKERILL agrees to provide the Client with copies of any such information (including all specifications), equipment and materials relating to JC Existing Material as the Client may reasonably require from time to time to the extent the Client needs to use it for the works in this Contract.

g)	Neither Party shall knowingly do anything which may prejudice or infringe (except as is expressly permitted by this Contract) the other Party’s Intellectual Property Rights.

h)	The Client grants JOHN COCKERILL a non-exclusive, non-transferable licence to use the Client Existing Material (including any Improvements) until the for the term of this Contract solely for the purpose of, and to the extent strictly necessary for, the works in accordance with this Contract. JOHN.COCKERILL must ensure that each use of the Client Existing Material is in a manner from time to time approved by the Client (including any conditions attached to such consent).

i)	JOHN COCKERILL warrants to the Client that the works under this Contract (including where applicable the use of any associated goods materials and products) by JOHN COCKERILL in accordance, with this Contract will not infringe the Intellectual Property Rights of a third party. JOHN COCKERILL indemnifies the Client for any claim, expense, direct loss, damage or cost (including legal costs incurred in defending any such claim on a party and party basis) arising from a breach of this warranty.

j)	The Client warrants to JOHN COCKERILL that the use by JOHN COCKERILL in accordance with this Contract of the Client Existing Material (excluding any Intellectual Property Rights created by JOHN COCKERILL) for the purposes of and to the extent strictly necessary for the works in accordance with this Contract will not infringe the Intellectual Property Rights of a third party. The Client indemnifies JOHN COCKERILL for any claim, expense, loss, damage or cost (including legal costs incurred in defending any such claim on a full indemnity basis) arising from a breach of this warranty.

11.	ADVERTISING

JOHN COCKERILL is authorized to install the logo of its brand in evidence on the equipment, but only after receiving the provisional Acceptance Certificate.

JOHN COCKERILL may not make press releases, advertising or communications in any form relating to the work or the Contract without prior written approval from the Client.

12.	DATES

1.	Sunset dates and relevant deemed acceptance must be provided for in payment terms, shipments, critical milestones, testing procedures, acceptance and/or commercial terms to keep JOHN COCKERILL preserved from any detrimental impact due to reasons not attributable to JOHN COCKERILL.

2.	JOHN COCKERILL shall deliver the works with due expedition and without delay, in accordance with the timeline set out in Annex 1 to the Contract. JOHN COCKERILL shall endeavor to shorten the timeline for fulfillment of the works. Furthermore, the Parties agree that in case of any changes/updates to the documents referred to in Annex 1 to the Contract after the effective date, JOHN COCKERILL shall be entitled to an extension of time and additional costs as agreed by both Parties in advance to the commencement of any changes to the works.

13.	LIQUIDATED DAMAGES

In case the delay and/or the performance stated in the specific conditions cannot be achieved for reasons solely attributable to JOHN COCKERILL, the payment of liquidated damages (if any) shall be final and in full satisfaction of JOHN COCKERILL’s obligations and liability for delays in performing the contract and/or the failure to achieve the guarantee performances.

Liquidated damages will be paid unless an extension of time is agreed upon by the Client without the application of liquidated damages or unless it can be demonstrated that the late delivery or performance did not adversely impact the erection/installation and/or commissioning/testing works, programs and activities.

In any case, liquidated damages for late delivery shall not exceed five (5%) of the total Contract price.

14.	WARRANTY

“Defect” means any non-conformity of the scope of the Contract (equipment, works and services) with the contractual specifications whether caused by a default in design, workmanship or in the materials used to execute the manufacturing.

1.	JOHN COCKERILL agrees to remedy malfunctioning caused by a Defect in design, a material failure or execution failure, due to reasons solely attributable to JOHN COCKERILL and in the limits mentioned in the terms below.

2.	Any non-conformity whether caused by the Client and/or any third party (not under JOHN COCKERILL’s responsibility), and/or by a Force Majeure is not a Defect.

3.	The warranty provided by JOHN COCKERILL is expressly limited to the replacement, the restoration or the repair of the part of the deliveries and/or works that has contradictorily been determined defective.

4.	This commitment only applies to failures that show up during the so called “warranty period”, which duration is set to a maximum twelve (12) months from the delivery date of the supplies and the works.

5.	JOHN COCKERILL’s warranty does not extend to parts that are consumed during normal operation or to wear and tear parts.

6.	In order to benefit from this article, the Client must, as soon as possible and in writing, inform JOHN COCKERILL of the failures that have shown up. The Client must allow JOHN COCKERILL to note these failures and to remedy them.

7.	The warranty of JOHN COCKERILL does not apply if the failure originates from either materials or services supplied by the Client or by third parties, or from a design made or imposed by the Client or in the event of Force Majeure.

8.	The warranty of JOHN COCKERILL only applies to failures that show up under the conditions of use as set forth in the contract and during normal and appropriate use of the works. It does not apply to failures that are caused after the date of delivery and, in particular, in case of bad maintenance by the Client or the user, alterations made without the written consent of JOHN COCKERILL, inadequate repairs by the Client or third parties or normal wear and tear.

9.	JOHN COCKERILL warrants to the Client and agrees that:

a)	in delivering the works in conformity with the scope of the Contract, JOHN COCKERILL will exercise the skill, care and diligence expected of a skilled and competent professional practising in the particular fields relevant to the works;

b)	shall comply with all laws, regulations, rules and other requirements relating to the works applicable at the signature of the Contract;

c)	the works will be suitable, appropriate and adequate for the purpose of the Purchase Contract as contemplated by the detailed scope of works in Annex 1 to the Contract; and

d)	the works do not infringe any Intellectual Property Rights (as that term is defined in paragraph 10 above).

15.	COVID 19

The Parties are aware of the outbreak of a Coronavirus (commonly known as COVID-19) or any mutation of such virus which may impact normal business and execution of this Contract. The Parties agree that the Contractor is entitled to time extension, or other reasonably required contract adjustments, if any unforeseeable consequences directly resulting out of, or in connection with the coronavirus outbreak, lead to delays in delivery of goods or provision of services or otherwise affect the Contractor’s contractual obligations or duties.

16.	RISK-INSURANCE-OWNERSHIP

The risk and perils related to materials and/or equipment supplied by JOHN COCKERILL according to the specific conditions shall pass to the Client upon delivery of the materials or equipment according to the Incoterms 2020-ICC Paris stipulated in the specific conditions.

Consequently, it is up to the Client to purchase all adequate insurance policies in order to cover his responsibility, the risks of floss, destruction, deterioration, disappearance or damage.

Without prejudice to the application above, the title to the materials and/or equipment shall be transferred to the Client when the equipment has been delivered according to the applicable Incoterms 2020-ICC Paris stipulated in the specifics conditions and when the previous payments as well as the payment related to this material and/or equipment’s delivery has been received by JOHN COCKERILL.

Unless otherwise stipulated in the Contract, the “Erection All Risks” insurance will be taken out by the Client and JOHN COCKERILL will be co-insured in this insurance policy as well as all of JOHN COCKERILL’s subcontractors.

Before commencing the works, and as a precondition to any entitlement to be paid any amount under paragraph 5 (Price and Payments), the Supplier shall effect and maintain professional indemnity insurance with levels of cover not less than EUR 5,000,000. The insurance should be maintained for a period of 5 years following the expiry or termination of the Contract.

17.	FORCE MAJEURE

Force Majeure (as defined below) is an exceptional event or circumstance:

a)	which is beyond JOHN COCKERILL’s control;

b)	which JOHN COCKERILL could not reasonably have provided against before entering into the Contract;

c)	which, having arisen, JOHN COCKERILL could not reasonably have avoided or overcome; and

d)	which is not substantially attributable to JOHN COCKERILL.

“Force Majeure” may include, but is not limited to, exceptional events or circumstances of the kind listed below, so long as conditions (a) to (d) above are satisfied:

a)	war, hostilities (whether war be declared or not) invasion, act of foreign enemies;

b)	rebellion, terrorism, revolution, insurrection, military or usurped power, or civil war;

c)	riot, commotion or disorder;

d)	munitions of war, explosive materials, ionising radiation or contamination by radio-activity, except as may be attributable to the Client’s use of such munitions, explosives, radiation or radio-activity; and

e)	natural catastrophes such as earthquake, hurricane, typhoon or volcanic activity.

The affected party shall, having given notice, be excused performance of such obligations for so long as such Force Majeure prevents it from performing them.

If JOHN COCKERILL is prevented from performing any of his obligations under the Contract by Force Majeure of which notice has been duly given and suffers delay and or incurs cost by reason of such Force Majeure, JOHN COCKERILL shall be entitled to (a) an extension of time for any such delay, if completion is or will be delayed, and if applicable, (b) payment of all additional cost incurred or resulting to reduce the damage or to accelerate the performance of the Contract for the purpose to reducing its effects.

18.	SUSPENSION

In case the Client does not fulfil one of his obligations, JOHN COCKERILL is entitled by giving reasonable notice to the Client suspend the fulfilment of its own obligations.

If the Client does not take appropriate measures in order to fulfil his obligation, to the satisfaction of JOHN COCKERILL, within a period of ninety (90) days after the issuance of such notice, then paragraph 19 2(1) (Termination for Default) shall apply. The Client may, for important reasons, request in writing a suspension of the Contract. He shall inform the Client of deadline in this notification. The Client shall also inform JOHN COCKERILL as soon as possible of the resumption of the contract’s execution. In the event of such suspension, JOHN COCKERILL will be entitled to obtain:

a)	an extension of time corresponding to the consequences of the suspension; and

b)	if applicable, additional costs incurred as a result of the suspension.

If the suspension, or successive suspensions, lasted more than one hundred and eighty (180) days, JOHN COCKERILL will be entitled to terminate the Contract for convenience of the Client according to paragraph 19.1.

Both parties will take the reasonably and necessary measures to reduce the consequences of the suspension.

19.	TERMINATION

19.1	Termination for the convenience of the Client

If the Client decides to terminate the Contract for important reasons of convenience, they shall immediately inform JOHN COCKERILL.

JOHN COCKERILL will be entitled to obtain from the Client on the basis of evidence

a)	all costs and expenses exposed by JOHN COCKERILL for the complete performance of the Contract;

b)	all costs and expenses incurred and committed by JOHN COCKERILL as a consequence of the termination of the Contract; and

c)	the overheads and the legitimate profit which would have been collected should the termination have not occurred.

19.2	Termination for default

In the following two cases, the non-faulty or defaulting party may declare, the immediate termination of the Contract:

1.	A breach of contract so serious that the continuation of the Contract is no longer reasonably possible since it would cause a higher damage than the immediate termination of Contract.

2.	The declaration of bankruptcy of the other party by a competent court and the declared refusal of the liquidator to continue the execution of the Contract.

3.	In the following cases, the non-faulty or defaulting party may declare the termination of the Contract if the situation has not improved substantially:

a)	The failure of the other party to react within ten (10) days from the notification of a material breach of the Contract, the defaulting party not having promptly started to remedy the breach, and not having communicated in writing within twenty (20) days the plan that this party will put in place in order to properly remedy the consequences of this failure.

b)	The declaration of bankruptcy of the other party or any equivalent decision by a competent authority, and following this decision, the lack of position from the liquidator about the continuation of the Contract within twenty (20) days, le the fact that the defaulting party will not reasonably have the means to pursue the Contract under acceptable conditions.

4.	In such situation, the parties will take reasonable steps to avoid a worsening of the situation, for the party which bears the defect but also for the one which is at its origin.

5.	If the Contract is terminated due to a fault attributable to JOHN COCKERILL, JOHN COCKERILL will without delay transmit all the documents and all the information useful for the continuation of the Contract by a third party chosen by the Client. In such case all costs reasonably exposed and incurred by the Client to reach the achievement of the scope of work of JOHN COCKERILL shall be payable by JOHN COCKERILL to the Client.

6.	If the Client is the defaulting party, JOHN COCKERILL may claim:

a)	all costs and expenses exposed by JOHN COCKERILL for the complete performance of the Contract;

b)	all costs and expenses incurred and committed by JOHN COCKERILL as a consequence of the termination of the Contract; and

c)	the overheads and the legitimate profit which would have been collected should the termination have not occurred.

19.3	Termination for Force Majeure

Following one or more interruptions for Force Majeure exceeding one hundred and eighty (180) days, each party may decide to declare the termination of the Contract.

JOHN COCKERILL will have in the event of such termination the right to claim payment by the Client of the following duly documented costs.

a)	all costs and expenses exposed by JOHN COCKERILL for the complete performance of the Contract; and

b)	all costs and expenses incurred and committed by JOHN COCKERILL as a consequence of the termination of the Contract.

20.	HARDSHIP

If an unforeseeable change of circumstances during the conclusion of the Contract made its execution excessively onerous for one of the parties and led to an obvious economic imbalance of the Contract (to the point that the disadvantaged party would clearly never have agreed to conclude this Contract in these new conditions), the latter may request a renegotiation of the Contract. It continues to perform its obligations during the renegotiation.

In the event of refusal or failure of the renegotiation, the parties may agree to the termination of the Contract, on the date and under the conditions they determine or by mutual agreement ask the judge to proceed to its adaptation. In the absence of agreement within a reasonable time, the judge may, at the request of a party, revise the Contract or terminate it, on the date and under the conditions he or she fixes.

21.	PERSONAL DATA PROTECTION

The entity of John Cockerill Group you are in contact with has received your personal data as a result of the request(s) you have sent to it. Your personal data will only be processed to the extent and for the duration necessary for the performance of contractual relationships for the provision of services and/or products. You may contact us to exercise the following rights: a request for access or rectification of your personal data; a request for erasure of your personal data; a request to restrict the processing of your data; an objection against the processing of your data; a request for transfer of your data. Any request regarding John Cockerill’s processing of personal data can be sent to [***]. We will comply with your request to the extent permitted by applicable law.

If you believe that we are not acting in accordance with the law, however, you can file a complaint with the supervisory authority in your country.

You can find our full privacy policy at https://johncockerill.com/en/privacy.

If, in the context of the commercial relationship, you are required to process personal data entrusted by John Cockerill, you will ensure the confidentiality and integrity of such data and will limit its retention to the period strictly necessary for the performance of the contract. You undertake to comply with the obligations arising from Regulation (EU) 2016/679-General Data Protection Regulation “GDPR”.

22.	SEVERABILITY

In the event that any provision of this Contract shall prove to be invalid, illegal, void or unenforceable, such provision shall be deemed to be separable from the other provisions of this Contract which shall remain binding.

JOHN COCKERILL and the Client shall replace the invalid, illegal, void or unenforceable provision by a new but valid, legally permitted and enforceable provision which comes as close as possible to the original intentions of JOHN COCKERILL and the Client.

23.	APPLICABLE LAW-DISPUTES

The substantive law governing this Contract shall be that of Singapore. The application of the UN Convention on Contracts for the International Sale of Goods (CISG) shall be excluded. Any disputes that may arise in connection with these terms and any contract or their validity shall exclusively and finally be settled under the arbitration rules of the International Chamber of Commerce, Paris (“Rules”), by three arbitrators appointed in accordance with Rules. Seat of arbitration shall be Singapore. The procedural law of this place shall apply where the Rules are silent. The language to be used in the arbitration procedure shall be English.

24.	SIGNING

This Contract may be executed in counterparts, and all of which are taken together to constitute one and the same document. All executed counterparts will be deemed an original whether kept in electronic or paper form.

Executed as an agreement.

Signed by an authorised representative of John Cockerill Renewable S.A.
in the presence of:

/s/ Pedro Cabanillas	/s/ Vanessa Solem
Signature of witness	Signature of authorised signatory

Pedro Cabanillas	Vanessa Solem
Name of witness (print)

Signed by Vast Solar Pty. Ltd. ABN 37 136 258 in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Craig Wood	/s/ Alec Waugh
Signature of director	signature company secretary

Craig Wood	Alec Waugh
Name of director (print)	Name of company secretary (print)